EXHIBIT 99.1

September 21, 2005

Dear Select Comfort Investor,

In light of recent interest in the mattress industry and macro economic trends, we think it is important to highlight our communication from last week in case it was not seen, and to emphasize the unique advantages that Select Comfort maintains in our industry. Our core strengths include the following:

1.
Unique, proprietary product. We are not a commodity and have achieved unequaled customer satisfaction and loyalty over time. Nor are we a niche product. We provide value at a wide range of price points accessible to a majority of mattress buyers.

2.
Large untapped market. In spite of our rapid historic growth, our market share remains under 6% nationally. Meanwhile, in those few markets where our brand awareness and distribution is developed, we have achieved market share of 15% or more.

3.
Direct to consumer distribution. More than 90% of our sales are through our stores and direct to customer businesses. As a result we have better consumer insight and greater ability to respond to consumer needs.

4.
An efficient, high quality supply chain. Our manufacture to order business model limits the impact of inventory fluctuations. Our vertical integration allows us greater opportunity to create operating efficiencies and maintain our cost advantage.

5.	Strong balance sheet with no debt. Our strong cash flow model allows us to invest in innovation and pursue growth opportunities.

These strengths are most important in challenging times and we believe we are well positioned to continue to outperform our industry. We continue to invest in our growth as we strive to meet and/or exceed our long term sales growth targets of 15% to 20% annually and earnings growth targets of 20% to 25% annually.

We are proud of our track record of performance. Our outlook for the quarter and year remains unchanged from our market update last week (which can be found on our website at www.selectcomfort.com). We remain confident in our ability to achieve our full year earnings guidance of $1.00 to $1.08 per share.

We look forward to continuing to update you on the progress we make toward our goals.

* * * * *

The information in this letter contained forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks are outlined in our earnings releases and discussed in some detail in our annual report on Form 10-K and other periodic filings with the SEC. We undertake no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.